Exhibit 10(a)

(REVISED, Effective 2011)
GROWERS AGREEMENT

(Applicable to all Farmer-Grower-Stockholders
of Minn-Dak Farmers Cooperative)

          This agreement is entered into between _1030 ROBERT G BEYER , a farmer-grower-stockholder of Minn-Dak Farmers Cooperative, Wahpeton, North Dakota, whose mailing address is 6610 790TH STREET TINTAH, MN 56583, hereinafter referred to as the “Grower”; and MINN-DAK FARMERS COOPERATIVE of 7525 Red River Road, Wahpeton, North Dakota, hereinafter referred to as the “Cooperative”.

     This Growers Agreement provides as follows:

          1. The Grower agrees to prepare the land, plant, care for, harvest and deliver the product of 70 Units of stock times the acres per share authorized by the Board of Directors each year for the farming year commencing on 01-01-2011 and continuing for a period of one (1) year. (Each Unit consists of one share of the Company’s Class A Preferred Stock, par value $105 per share, one share of the Company’s Class B Preferred Stock, par value $75 per share and one share of the Company’s Class C Preferred Stock, par value $76 per share). At the end of each “farming year” the term of this agreement shall automatically be renewed for an additional period of one (1) year so that at the commencement of each year of farming, there shall be a term of one (1) year remaining, unless notice of termination shall have been given by the Cooperative to the grower prior to the beginning of any farming year with the termination effective as of the end of that year. For purposes of this agreement, a “farming year” shall commence on January 1 and run through December 31 of each year.

          (a) The Grower agrees that in the planting of said sugarbeets the Grower will follow a crop rotation plan which will be established by the Cooperative from time to time. (See Addendum A for current crop rotation policy)

          (b) The Grower agrees that annually the Grower will furnish and enter into an annual requirement agreement with the Cooperative setting forth the description of the land on which said sugarbeets will be grown and including such other information as may be required by the Cooperative. Each current annual requirement shall become a part of this agreement and be binding upon the parties hereto. The Grower shall report all changes to the Annual Requirement to the Agricultural Staff by August 1 of each year.

          (c) The Grower agrees that the designations of acreage location shall be subject to approval of the Cooperative.

          (d) The Grower agrees to notify and receive written approval from two members of the Agricultural Staff and the vice president of agriculture before acreage is destroyed.

           (e) The Grower shall not plant sugarbeets on any land on which canola has been planted during any of the previous six years.

           Any Grower who violates 1(d) will be required to pay the Cooperative a sum equal to 100% of the Cooperative’s direct overhead costs per acre on the authorized acreage less .1 acres per share. [i.e. at authorized acreage of 1.60, the direct overhead costs would be assessed using 1.60 less .1 acres = 1.50 acres/share] (See Addendum A for calculation of direct overhead costs per acre)

          Any Grower who violates 1 (a), (b), (c) or (e), and such violation is discovered prior to harvest, will not be issued harvest cards until the acreage in violation has been destroyed. If the violation is not discovered until after the acreage has been harvested, the grower shall forfeit the crop raised on the acres determined to have been in violation. The forfeiture of the crop shall be implemented by reducing the grower’s total pounds of sugar by the pounds of sugar produced on the number of acres determined by the Board to be in violation, using the total farm average/acre. This will adjust downward all future payments for this crop made to the grower including the trucking payment. Any amount already paid for these pounds of sugar to the grower shall be deducted from the next beet payment to be made. In addition, the grower shall be required to sign a release authorizing the FSA Office to provide to Minn-Dak all certification of acres records for a three-year period following the year of the violation. These records will be used by the agriculturist for comparison with Minn-Dak records. If any discrepancy is found, it will be brought to the attention of the Board.

          2. The Grower agrees to furnish the Cooperative with such information as it may request from time to time regarding the crop or crops covered by this agreement. Representatives of the Cooperative shall also have the right to enter the Grower’s beet fields from time to time during the growing and harvesting seasons to inspect the crops thereon and to take samples for testing in ascertaining the quality of the beets.

          3. The Grower will harvest and deliver to the Cooperative all beets grown under this contract, said delivery to be made at such times and in such quantities and to such place or places as may be designated by the Cooperative. All beets delivered hereunder shall be properly topped as designated by the Cooperative’s Agricultural Department. All beets shall be subject to a proper deduction for tare. There shall be deducted from the gross weight of beets delivered hereunder, before net tons are determined, the Grower’s tare weight, as determined by the Cooperative’s method of sampling loads for tare and through the use of the Cooperative’s laboratory which measures each Grower’s beet sample for dirt, stones, trash and other foreign substances. Each Grower’s daily average tare percentage, as determined by all load samples of the Grower for that delivery day or delivery day by field, if field method is used by Grower, is used to determine the tare weight of all beets delivered by the Grower for that delivery day. The Cooperative has the option of rejecting any diseased, frozen, muddy, or damaged beets; beets with excessive weeds or which were improperly topped; beets which, in the Cooperative’s opinion, are not suitable for the manufacture of sugar; beets as to which in the Cooperative’s opinion, the terms and conditions of this contract have not been properly complied with or for any other bona fide reason.

          4. Any grower who fails to plant by June 20 the authorized acreage less .1 acres per share [i.e. at an authorized acreage of 1.60, the direct overhead costs would be assessed using 1.60 less .1 acres = 1.50 acres/share] of Cooperative stock owned by the Grower in any one year, may be subject to a minimum penalty in a sum equal to 100% of the Cooperative’s direct overhead costs per acre and a maximum penalty of $1000 per acre found to be in violation following a hearing and a determination of such by the Board of Directors. (See Addendum A for calculation of direct overhead costs per acre)

          5. Any Cooperative member grower who does not replant acreage through June 20 which his agriculturist determines necessary, may be required to pay the Cooperative a sum equal to 100% of the Cooperative’s direct overhead costs per acre in violation following a hearing and a determination of such by the Board of Directors. (See Addendum A for calculation of direct overhead costs per acre)

          Such penalty will be assessed on the authorized acreage less .1 acres per share of stock owned, which such grower fails to replant through June 20.

           6. The Cooperative may assess a penalty against any Grower who it determines, after a review by the Board of Directors and the Agricultural Staff, has not properly cared for the crop. The penalty shall be a sum up to 100% of the Cooperative’s direct overhead costs per acre. (See Addendum A for calculation of direct overhead costs per acre)

           7. Any grower having acres unreported to the Cooperative over and above the Grower’s contracted acres plus the overplant permitted in that year after the August 1st deadline for destroying acres, will be penalized for such excess of unreported acres in the following manner. First, there shall be a hearing before the Board of Directors and a finding as the number of acres in violation. Second, the following overplant penalties shall be assessed.

First Violation:

A. If the unreported acres are discovered prior to harvest, the sugarbeets shall be destroyed and the grower shall be assessed a penalty of $200 per acre found in violation.

B. If the unreported acres are discovered after harvest, the grower shall be assessed a penalty of $200 per acre found in violation. Further, the grower shall forfeit the crop raised on the acres determined to have been unreported. The forfeiture of the crop shall be implemented by reducing the grower’s total pounds of sugar by the pounds of sugar produced on the number of acres determined by the Board to be unreported, using the total farm average/acre. This will adjust downward all future payments for this crop made to the grower including the trucking payment. Any amount already paid for these pounds of sugar to the grower shall be deducted from the next beet payment to be made.

C. In addition to number one or two above, the grower shall be required to sign a release authorizing the FSA Office to provide to Minn-Dak all certification of acres records for a three-year period following the year of the violation. These records will be used by the field man for comparison with Minn-Dak records. If any discrepancy is found, it will be brought to the attention of the Board.

Second Violation:

In addition to the penalties stated under First Violation, the Grower shall be subject to a maximum penalty of $1000 per acre found to be in violation following a hearing by the Board of Directors.

           8. It is understood and agreed that if any Governmental authority shall establish any restrictions, allotment or quota upon the growing, production or processing of beets, or the output, transportation or sale of beet sugar, then the Cooperative may reduce to the extent which it deems necessary the acreage of beets herein contracted for, and shall be obligated to purchase beets only from such reduced acreage.

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           9. Grower agrees not to intentionally apply to the crop or land on which the crop is grown any pesticide chemical, or other substance, as defined in all applicable Federal and State laws, unless a regulation shall then be in effect, exempting such chemical from the necessity of a tolerance or establishing a tolerance for such chemical, in which event such chemical shall be applied to the crop or land only at such time and in such manner and quantities as shall be specified in the labeling of such chemical and so that any residue of such chemical on beets delivered hereunder shall be within the tolerance specified in such regulation. The Cooperative reserves the right to reject the delivery of any beets not complying with this provision. In addition, any Grower found to be in noncompliance with this provision, after hearing before the Board of Directors, at the discretion of the Board the Grower may be:

a)	assessed all direct overhead costs (as defined in Addendum A – B) incurred by the Cooperative in each incident. As the result of the rejection of noncompliant beets;

b)	assessed all direct costs (as defined in Addendum A - C) incurred by the Cooperative in each incident as the result of the rejection of noncompliant beets;

c)

held liable for consequential damages including but not limited to the value of a lost pile of sugarbeets in the event that any contaminated sugarbeets are deposited into a pile and the pile must then be destroyed.

          In addition, pursuant to Article XVI of the By Laws of Minn-Dak Farmers Cooperative, if the Board of Directors finds intentional or repeated violations or breach of contract, the Board of Directors shall in its discretion recall all common stock owned by such member, and the cooperative shall refund to him the par value or the book value of the stock whichever is less. In the event the common stock is recalled, the cooperative shall have the right, at its option, (a) to purchase the preferred shares at its book or par value, whichever is less, as determined by the Board of Directors; or (b) to require the transfer of any such stock at such book or par value, to any person eligible to hold it.

          10. The Grower agrees that, in connection with the growing and delivery of beets under this contract, he will comply with all applicable laws, including but not limited to child and migrant labor laws, and all regulations or rulings relating thereto issued by any duly authorized governmental authority.

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          11. Seed varieties to be planted by Growers must be approved by the Cooperative’s Seed Committee. All sugar beet seed to be planted by the Grower must be purchased by the Grower from the Cooperative with the exception of seed used in field test plots; however, all such test plot seed must be approved by the Cooperative’s Ag Staff. No sugarbeets raised from Biotech seed shall be delivered to the Cooperative until authorized by the Board of Directors. The Cooperative agrees to use its best efforts to obtain its seed inventory at the best possible prices and terms and to resell such seed to the Grower at no profit to the Cooperative. The Cooperative makes no warranty of merchantability, fitness for a particular purpose, productiveness or any other warranty as to any seed furnished by the Cooperative, except that seed furnished by the Cooperative is warranted, to the extent of the purchase price only, to be as described on the seed container within recognized tolerances. It is also expressly agreed that the Cooperative does not guarantee a crop. The Cooperative reserves the right to reject the delivery of any beets not complying with this provision and assess back to the grower direct costs incurred by the Cooperative in each incident. (See Addendum A for calculation of direct costs.)

          In addition to the penalties stated above, in the event of a second violation, the Grower shall be subject to a maximum penalty of $1000 per acre found to be in violation following a hearing by the Board of Directors.

     Further, any Grower who knowingly jeopardizes the processibility or marketability of the crop or a portion of the crop through actions, including but not limited to, use of nonlabeled chemicals or planting of unapproved beet seed varieties, may be held liable for damages incurred by the Cooperative including consequential damages.

          12. The amount charged for all beet seed furnished by the Cooperative to the Grower hereunder, and all charges, penalties, costs and/or advances made to the Grower by the Cooperative shall constitute a debt from the Grower to the Cooperative which the Cooperative shall have the right to collect as in the case of any other contractual obligation. The Cooperative shall have the right, at its option, to treat any such amounts, advances or indebtedness as part payment for beets grown and delivered under this contract. Any such amounts, advances, or indebtedness which are due and payable or which hereafter may become due and payable from the Grower to the Cooperative shall be, become, and remain a first and prior lien on any payments from the Cooperative to the Grower which shall become due hereunder, or under any prior or subsequent beet contract between the Cooperative and the Grower.

          13. The Cooperative will furnish all loading equipment at the loading stations, pay all freight charges from outside piling stations, and pay mileage on beets assigned to and delivered to all receiving stations in accordance with policies determined and amended by the Cooperative from time to time. (See Addendum A for current Receiving Station Regulation) Upon delivery to and acceptance by the Cooperative of the sugarbeets as provided for herein, title thereto shall be deemed to vest, and shall be vested, in the Cooperative.

                Any Grower using an unauthorized truck(s) for the delivery of sugarbeets to a Cooperative piler will be subject to the following penalty:

1st Violation:

A.

Upon determination by the Agriculturist and Vice President of Ag that a violation has occurred, the violator shall lose all unallocated trucks and one allocated truck, as determined by the cooperative, for the remainder of the harvest.

B.

Notification of violation will be sent to all members of the hauling group including shareholders and growers. This notification will include the following language: “All members of a hauling group are responsible for the actions of another member of that hauling group in regard to the use of unauthorized trucks.

C.	For three subsequent harvests:

	-	Special stickers will be issued to the hauling group in violation

	-	The special stickers will not be issued until just before main harvest and may be replaced periodically during the harvest

-

The hauling group shall be subject to audit which may include, but is not limited to, spot checks of all stickers and trucks during harvest, and requiring the hauling group members to provide, and document to Minn-Dak, all license numbers of all trucks used by the hauling group.

2nd Violation:

A.	All penalties listed above for 1st violation

B. After a hearing before the Board of Directors, a $2,500/unallocated truck penalty will be assessed against the hauling group.

First time violations by a hauling group shall always remain on the records of the cooperative, making them subject to the penalties for a 2nd violation, should further violations occur.

          14. Each delivery pool may harvest the number of acres equal to its stock acres multiplied by a “Harvest Factor”, as determined by the Board of Directors annually based on acreage of record as of August 10. Any acres in excess of those determined by the “Harvest Factor” calculation will be considered “at risk” acres. No “at risk” acres may be defoliated or harvested prior to receiving permission from the Cooperative, nor may the “at risk” acres by destroyed prior to being released by the Cooperative. After the completion of harvest, the Cooperative will audit (GPS verify) delivery pools for “at risk” acreage compliance. Each delivery pool’s respective agriculturist will measure the acres remaining. Any delivery pool found to have harvested more acreage than allocated under the “Harvest Factor” calculation shall not receive payment from the Cooperative for beets harvested from those “at risk” acres and be assessed a penalty of $1,000 per acre found in violation following a hearing before the Board of Directors and a finding made of the number of acres in violation.

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                15. The Grower specifically acknowledges and agrees that the Grower may be required by the Cooperative to take back sugarbeets, dirt or other substances, if determined by the Board of Directors that hauling out is necessary and legally feasible.

                16. Each year of this agreement, the Cooperative will pay to the Grower for beets delivered and accepted at the time and in the manner hereinafter provided, a price per pound of extractable sugar, determined to be as follows:

                (a) Extractable pounds of sugar will be determined by the Cooperative in its laboratory from beet samples statistically taken from each Grower at its receiving stations. The beet samples will be tested for sugar content and purity, and said results used in a formula to determine extractable pounds of sugar delivered. (See Addendum A for calculation of extractable pounds of sugar.)

                (b) In addition, the Board, in its sole discretion shall make a determination each year if an early harvest bonus shall be paid. If it is determined that an early harvest bonus will be paid, each Grower will be reviewed for eligibility for early harvest bonus extractable pounds of sugar. The bonus extractable pounds of sugar will be determined by a formula that takes into account the delivery date in early harvest, as well as the extractable pounds of sugar delivered on that same date. (See Addendum A for the current Bonus Sugar Formula and Early Harvest Delivery Policy.)

                (c) Payment to the Grower will be an amount equal to the individual Grower’s total delivered extractable pounds of sugar (as determined in 16a.) plus the calculated pounds of early harvest bonus sugar (as determined in 16b.), multiplied by the price to be paid per pound of extractable sugar to all Growers.

                (d) The price per pound of extractable sugar to all Growers will be determined by dividing the total Grower proceeds by the total pounds of extractable and bonus sugar delivered from all Growers. Grower’s proceeds are defined as the amount after deducting from gross sales, all costs, charges, expenses, and margins (including reserves but excluding payments to growers) as are regularly and customarily deducted from gross sales in accordance with the Cooperative’s system of accounting heretofore established.

                (e) If in the opinion of the Board of Directors of the Cooperative, the working capital position of the Cooperative is at any time insufficient, the Cooperative may and shall retain from the price to be paid for beets such amount(s) as are deemed necessary by the Board of Directors, the deduction(s) to be made at such time(s) as the Board of Directors shall require; and such amounts(s) as may be retained shall be evidenced in the records of the Cooperative by equity credits in favor of the Shareholders.

                17. Settlements shall be made as follows:

                For all beets delivered from the beginning of harvest up to and including October 31st, initial payments shall be made on or about November 15th of the year in which beets are delivered to the Cooperative; for all beets delivered after October 31st, initial payment shall be made no later than the 15th day of each month for beets delivered during the previous calendar month. Further, each Grower agrees to the following:

                (a) The first payment shall not exceed 65 percent of the estimated price to be paid per pound of extractable sugar to all Growers;

                (b) The second payment shall be paid on the first Friday in February, and shall bring the total of the first and second payments to an amount not to exceed 70 percent of the estimated price to be paid per pound of extractable sugar to all Growers;

                (c) The third payment shall be paid on the first Friday in April, and shall bring the total of the first, second and third payments to an amount not to exceed 80 percent of the estimated price to be paid per pound of extractable sugar to all Growers;

                (d) The fourth payment shall be paid on the first Friday in July, and shall bring the total of the first, second, third and fourth payments to an amount not to exceed 95 percent of the estimated price to be paid per pound of extractable sugar to all Growers;

                (e) The final payment shall be determined as of the end of the Cooperative’s fiscal year, after the Board of Directors has reviewed the final audited financial statements of the Cooperative; and shall bring the total of the payments to an amount equal to the price to be paid per pound of extractable sugar to all Growers.

                18. The Grower is an independent contractor. Agricultural or other advice may be offered the Grower by the Cooperative’s representatives, but the Grower’s status as an independent contractor shall not be thereby affected. In no event shall the Cooperative be responsible for any failures or partial failures of the crop or damage to the beets or actions of the Grower.

                19. In case of the bankruptcy of the Cooperative, the destruction of an integral part of the factory and the Cooperative’s failure or inability to rebuild or repair the same, or in the event of fire, strikes, accidents, acts of God and the public enemy, or other causes beyond the control of the parties which prevent the Grower from the performance of this contract or the Cooperative from utilizing the beets contracted for in the manufacture of sugar therefrom, shall excuse the respective parties hereto from the performance of this contract. Furthermore the Cooperative shall not be subject to any damage for failing to receive the sugarbeets of the Grower, the Grower hereby waiving and abandoning any rights or claims which the Grower may have for such damages, if any. However, in the event a Lendor shall through foreclosure or otherwise acquire in whole or in part the assets of the Cooperative, the Growers shall remain obligated hereunder as though the contract were originally entered into between the Growers and the Lendor.

                20. The Grower acknowledges and agrees that the Grower may be liable to the Cooperative for damages in the event the Grower’s actions result in a loss to the Cooperative. Any Grower who knowingly jeopardizes the processibility or marketability of the crop or a portion of the crop through actions, including but not limited to, use of nonlabeled chemicals or planting of unapproved beet seed varieties, may be held liable for damages incurred by the Cooperative including consequential damages.

                21. It is mutually agreed that there are no other or different documents, representations, promises or agreements affecting this agreement, and that this agreement, the annual requirement, the Articles of Incorporation and By-Laws of the Cooperative, constitute the full, free and complete understanding of the parties.

                22. No agent of the Cooperative has any authority to change, waive, or modify any of the terms or provisions of this contract.

                23. This Agreement may be amended effective at the beginning of any calendar year by the Cooperative giving notice to the Grower of the amendment by November 1 of the prior year and providing a new Agreement to the Grower/Shareholder for signature prior to the planting of the crop.

                24. This agreement shall be binding upon the Grower, the Grower’s heirs, legal representative, successors, and assigns, and upon the Cooperative, its successors and assigns, and shall not be transferable by the Grower without the written consent of the Cooperative, its successors and assigns; and shall apply equally to owned, rented or leased acres.

                25. By signing this Growers Agreement, the parties specifically agree that all prior Growers Agreements between the Grower and the Cooperative are hereby canceled effective on the first day of the year following the date this agreement is signed by both parties.

                IN WITNESS WHERE OF, the Grower has hereunto executed this Growers Agreement on this _____ day of _______________, 20__.

Farmer-Grower-Stockholder	Farmer-Grower-Stockholder

ACCEPTANCE BY COOPERATIVE

          This Growers Agreement is hereby accepted by the Board of Directors of Minn-Dak Farmers Cooperative on this _____ day of ___________________, 20 _____.

MINN-DAK FARMERS COOPERATIVE

By

ADDENDUM A
2010

A.

(G.A.-1a,) CROP ROTATION POLICY: The board of directors adopted a policy for a three-year rotation for all sugarbeets, including irrigated acres, unless authorized by the board in an emergency situation only.

B.

(G.A.-5,6) DIRECT OVERHEAD COST CALCULATION: Direct Overhead Cost Calculation is defined as a penalty equal to 100% of the cooperative’s prior fiscal year’s actual fixed costs per acre for the number acres involved. Overhead costs vary from year to year depending on the crop size. Total actual fixed costs for the prior fiscal year divided by the authorized acreage per share of stock owned would equal the fixed cost per acre. The cost per acre times the number of acres involved equals the amount of the penalty. An example for 25 affected acres would be:

$24,254,875 FY2010 fixed costs / 115,520 2009 crop (the authorized acreage per share of stock owned) = $209.96 fixed cost per acre
$209.96 fixed cost per acre X 25 acres = $5,249.00 penalty

C.

(G.A.-9,11) DIRECT COSTS DEFINITION: Direct costs are defined as all direct and indirect costs incurred by the cooperative to mitigate said violation of the Growers Agreement. These would include but not be limited to the following: director(s) fees, analysis and testing costs and travel expenses and attorney fees.

D.	(G.A.-13)	RECEIVING STATION REGULATIONS
(2010)

1.	Grower shall pick up cards, stickers, letters and truck numbers at preharvest meetings.

2.	Designated sticker certification will be required on all trucks to be unloaded at factory.

3.	Growers with 24-hour trucks shall haul the full 24 hours.

4.	In case of breakdowns, the Agriculturist must be contacted prior to any substitute truck being authorized.

5.	In the absence of the Agriculturist, the piler operator has the authority to enforce Minn-Dak Policy regarding harvest deliveries.

6.

The grower is ultimately responsible for a driver’s conduct at the receiving station. Drivers suspected of operating trucks under the influence of drugs/alcohol will not be allowed to unload their trucks and will be reported to law enforcement officials. Growers will be notified if any of their drivers are driving unsafely at the receiving station. Any driver considered unfit to drive or who refuses to conform to receiving station rules will be dismissed by the Agriculturist. Any criminal conduct will be reported to law enforcement officials.

7.

Growers whose drivers block the scale intentionally, or act in any manner which causes delay in delivery of sugarbeets at the receiving station in any way, will not be allowed to deliver any beets for a minimum of 24 hours as determined by the Agriculturist.

8.	Drivers shall not drive over beets at the toe of the pile, miss their tare dirt or drive over an unprotected portion of the power cord.

E.	(G.A.-16a) EXTRACTABLE SUGAR FORMULA: The formula for arriving at total pounds of extractable sugar delivered per grower is as follows:

1. Each day’s delivery of beets by each grower is sampled for RDS (which is converted to purity), sugar content and net weight of beets.

2. The samples are averaged for purity and sugar content, and those averages are plugged into a formula to determine pounds of extractable sugar per ton of beets delivered.
The formula is:
[40.4(S)] - [2040(S)] - 12 = Pounds of Sugar Per Ton
                        Q

Where: S = % sugar content
         Q = Purity

3. After determining the pounds of extractable sugar per ton for the grower for that day’s delivery of beets, that resultant number is multiplied by the total net tons of beets delivered for that day, resulting in the total pounds of extractable sugar delivered for that day for each grower. Each day’s deliveries are calculated and accumulated until the total pounds of extractable sugar delivered for the entire harvest, by grower, has been determined.

F.	(G.A.-16b) EARLY HARVEST DELIVERY POLICY (including Bonus Sugar Formula):
1. The plan is based upon a premium payment for beet deliveries starting the first day of early harvest and continuing to the first day of stockpiling.

2. Premium payment is on a daily declining percentage rate of two percent (2%). The initial premium will be determined by the interval from the first day of early harvest, up to, but not including the first day of main harvest.

Example:	Early-harvest starts September	10
	Main harvest starts October	5
		25	day interval

All deliveries on September 10 will receive a fifty percent (50%) adjustment, on September 11, a 48% adjustment, and continue the adjustment decline at 2% per day until deliveries on October 4 would receive only a 2% adjustment.

3. The actual pounds of extractable sugar delivered on any delivery day will be multiplied by the premium adjustment for that day. This “Bonus Sugar” will be added to the grower final total extractable sugar delivery and paid for at the final average rate per pound for the crop.

4. Growers will receive and be expected to deliver the assigned pre-harvest tonnage quotas on the specific scheduled receiving station operating days. The agriculture department must approve and be informed of any quota adjustments between growers. All quotas are net tons.

5. Unless specifically requested by the agriculture department, no premium payment will be paid on deliveries in excess of assigned quotas.

6. Premium payment example:

September 10 = 50% premium adjustment
Grower delivers 100 tons with 20,000 pounds of extractable sugar
20,000 X 50% - 10,000 pounds of Bonus Sugar

September 20 = 30% premium adjustment
Grower delivers 100 tons with 20,000 pounds of extractable sugar
20,000 X 30% - 6,000 pounds Bonus Sugar

September 30 = 10% premium adjustment
Grower delivers 100 tons with 20,000 pounds of extractable sugar
20,000 X 10% - 2,000 pounds Bonus Sugar